Exhibit 23.1
                          Consent of Ernst & Young LLP


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 1, 2002 (except Note 13, paragraph 4, as to which the date is March 22, 2002), with respect to the financial statements of RELM Wireless Corporation included in Post-Effective Amendment No. 1 to the Registration Statement (Form S-1 No. 333-75512) and related Prospectus of RELM Wireless Corporation for the registration of 3,191,250 shares of its common stock underlying common stock purchase warrants and 555,000 shares of its common stock underlying a standby underwriter's agreement.



                              /s/ Ernst & Young LLP

Jacksonville, Florida
October 17, 2003